                                                                    EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

CONTACTS
for Curis, Inc.:
William B. Boni                Cynthia Clayton
(617) 876-0086, ext. 6506      (617) 876-0086, ext. 6641

                           CURIS RAISES $46.8 MILLION

                      IN PRIVATE PLACEMENT OF COMMON STOCK

CAMBRIDGE, MA, November 16, 2000 - Curis, Inc. (NASDAQ: CRIS) today announced that it has raised $46.8 million in gross proceeds from the sale of 5.2 million shares of newly issued Curis common stock at a price of $9.00 per share. Prudential Vector Healthcare Group, a unit of Prudential Securities, acted as the placement agent for this transaction.

"In response to demand, we increased the number of shares to be sold in this placement from the original offering size," said Doros Platika, M.D., president and chief executive officer of Curis. "This transaction strengthens our financial position, almost doubling our total cash and investment balance to approximately $87 million on a pro forma basis as of September 30, 2000."

Total shares outstanding of Curis common stock following this transaction number approximately 31.3 million.

The Company plans to use the proceeds of the private placement to fund its ongoing research and development, capital expenditures, sales and marketing capability, potential acquisitions, working capital and general corporate purposes.

The company intends to file with the Securities and Exchange Commission (SEC) a resale registration statement on Form S-1 within 15 days of today relating to the privately placed shares, and the closing of the financing is conditioned upon the effectiveness of the registration statement. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Curis shares under the resale registration statement will be made only by means of a prospectus.

Curis, Inc. is developing products based on technologies in the emerging field of regenerative medicine. The Company is combining insights gained through the study of developmental biology with high-throughput screening capabilities, proteins, cells and biocompatible materials to facilitate the development of new regenerative medicine therapies. For more information, please visit the Curis web site at http://www.curis.com.

The statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development, regulatory approval and commercialization, the impact of competitive products, patents, patent litigation, product liability, third party reimbursement, and other risks and uncertainties associated with the
biotechnology industry.   The completion of a successful pre-clinical trial does
not mean the Company will be able to successfully commercialize the product.
For additional factors that could cause actual results to differ materially, please refer to the risk factors section of the Curis joint proxy statement/prospectus filed with the Securities and Exchange Commission on June 19, 2000 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000.

                                      ###

                                       2